Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO ThE

CERTIFICATE OF INCORPORATION

OF

INVENTURE FOODS, INc.

INVENTURE FOODS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That a resolution was adopted by the Board of Directors of the Corporation (the “Board of Directors”) duly setting forth the proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that it be submitted to the stockholders of the Corporation for approval and adoption.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article EIGHTH of the Corporation’s Certificate of Incorporation shall be amended to read in its entirety as follows:

“EIGHTH:  [INTENTIONALLY OMITTED].”

SECOND:  Pursuant to a resolution of the Board of Directors, a meeting of stockholders of the Corporation was duly called and held on May 11, 2016, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 11th day of May, 2016.

By:	/s/ Steve Weinberger
Name:	Steve Weinberger
Title:	Chief Financial Officer